Exhibit 99.1

Consolidated Water Reports First Quarter 2025 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, May 12, 2025 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the quarter ended March 31, 2025. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

First Quarter 2025 Financial Summary

●	Total revenue declined 15% to $33.7 million, due to a decline in services revenue as a result of two large construction projects that were completed in the second quarter of 2024. The decline in services revenue was partially offset by revenue increases in all three other operating segments.
●	Retail revenue increased 9% to $9.4 million on higher sales volumes.
●	Bulk revenue increased 1% to $8.4 million.
●	Manufacturing revenue increased by 10% to $5.8 million.
●	Services revenue declined by 42% to $10.1 million due to a $7.0 million decline in construction revenue and $980,000 decrease in design and consulting revenue that was partially offset by a $626,000 increase in operations and maintenance (O&M) revenue.
●	Services O&M revenue increased 9% to $7.7 million.
●	Net income from continuing operations attributable to company stockholders totaled $4.9 million or $0.31 per diluted share, compared to $6.9 million or $0.43 per diluted share in the first quarter of 2024.
●	Net income, including discontinued operations attributable to company stockholders, totaled $4.8 million or $0.30 per diluted share, compared to $6.5 million or $0.40 per diluted share in the first quarter of 2024.
●	Cash and cash equivalents increased to $107.9 million and working capital increased to $136.2 million as of March 31, 2025.

First Quarter Operational Highlights

●	Retail water sold by the company’s Grand Cayman water utility increased 13% due to ongoing population growth and increased business activity within the company’s service area.
●	Completed the pilot testing for a project to design, construct, operate and maintain a seawater desalination plant in Hawaii for the Honolulu Board of Water Supply. Prepared and submitted the required pilot test reports to the client for review which were subsequently approved, thus fulfilling one significant condition precedent to the client’s issuance of the notice to proceed with construction of the project.
●	Received a new concession from the Cayman Islands government that granted the company’s Grand Cayman water utility continued exclusive rights to produce and supply potable water within its service area. In April, resumed discussions with the utility regulator for a new operating license. The existing operating license remains in effect until the new one is received.

Management Commentary

“Our retail, bulk and manufacturing business segments generated meaningful growth and profitability during the first quarter,” commented Consolidated Water CEO, Rick McTaggart. “Our Services segment revenue was comparatively lower versus the same year ago quarter due to the completion of two major design-build projects in the second quarter of last year.”

“The decrease in construction services revenue was partially offset by a 9% or $626,000 increase in revenue from our operations and maintenance (O&M) contracts for customer facilities in the Western U.S. The growth in O&M revenue in dollar terms was generated about evenly between our PERC Water subsidiary operating in California and Arizona, and REC, our newer acquisition, servicing customers in Colorado. The growth of these units underscores our ability to successfully acquire and scale operating businesses, particularly those that generate recurring revenue.

“Our retail and manufacturing segments also produced significant growth. Retail water sales in our exclusive utility service area on Grand Cayman reflected stronger volumes of water sold. This improvement was due to ongoing population growth and increased business activity within our service area.

“Manufacturing segment revenue increased 10% and its operating income increased by about 44% due to higher production activity and a favorable shift in product mix to higher margin products. The revenue and gross profit generated in our Caribbean-based bulk water segment was up marginally but basically consistent, reflecting the long-term, stable income-generating nature of the businesses in this segment.

“We recently achieved a major milestone for our $204 million project to design, construct, operate and maintain a 1.7 million gallon per day seawater desalination plant in Hawaii. The Honolulu Board of Water Supply, our client for the multi-year project, approved our pilot test reports and recommendations. The board concluded that the desalinated water we produced during the piloting phase is a reasonable match to their existing water supply. They also concluded that the desalinated water from the new plant would not cause any detrimental impact to their distribution pipes or customer assets.

“This approval milestone helps pave the way to begin construction after we obtain the various permits. We now expect to begin the construction of this project early next year once all permits have been received and the client issues a notice to proceed with construction.

“Aside from this major project, we anticipate our design/build services revenue to improve in the second half of this year, as three smaller projects currently under contract or nearing final contract stage and set to begin construction. We expect the combined value of these three projects to be approximately $20 million.

“Looking ahead, we are confident in our ability to deliver consistent, long-term revenue and profit growth. Our positive outlook is supported by strong retail water sales growth in Grand Cayman, stable recurring revenue from our Caribbean bulk water operations, our design/build activity (especially the Hawaii project), and the continued positive momentum in our manufacturing segment.”

Q1 2025 Financial Results

Revenue totaled $33.7 million, declining 15% from $39.7 million in the first quarter of 2024. The decrease was due to a decrease of $7.3 million in the services segment. This decrease was partially offset by increases of $786,000 in the retail segment, $70,000 in the bulk segment and $509,000 in the manufacturing segment.

Retail revenue increased due to a 13% increase in the volume of water sold.

The increase in bulk segment revenue was partly due to the revenue generated by the commencement on May 1, 2024, of the operations and maintenance contract for the new Red Gate II desalination plant on Grand Cayman. The increase also was due to additional revenue generated by the amendment of the company’s North Sound contract which also became effective on May 1, 2024. These increased contract revenue on Grand Cayman was partially offset by a decline in energy-related revenue in the Bahamas operations.

The decrease in services segment revenue was due to plant construction revenue decreasing from $9.2 million in the first quarter of 2024 to $2.2 million in the first quarter of 2025 as a result of two construction projects that were completed in the second quarter of 2024. The construction revenue in 2024 included $4.8 million generated from PERC’s contract with Liberty Utilities.

Revenue generated under operations and maintenance contracts totaled $7.7 million in the first quarter of 2025, an increase of 9% from the first quarter of 2024. The increase was a result of incremental revenue generated by both PERC and REC.

Manufacturing segment revenue increased by $509,000 to $5.8 million as compared to $5.3 million in the first quarter of 2024.

Gross profit for 2025 was $12.3 million (36.5% of total revenue), as compared to $13.9 million (35.0% of total revenue) in the first quarter of 2024. The decrease was due to a decrease in service segment gross profit of $2.7 million as a result of the decrease in construction revenue. This was partially offset by an increase in gross profit for the retail, bulk and manufacturing segments.

Net income from continuing operations attributable to Consolidated Water stockholders for the first quarter of 2025 was $4.9 million or $0.31 per diluted share, compared to net income of $6.9 million or $0.43 per diluted share in the first quarter of 2024.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first quarter of 2025 was $4.8 million or $0.30 per diluted share, compared to net income of $6.5 million or $0.40 per diluted share in the first quarter of 2024.

Cash and cash equivalents totaled $107.9 million as of March 31, 2025, with working capital of $136.2 million, debt of $0.2 million, and stockholders’ equity of $213.3 million.

First Quarter 2025 Segment Results

	Three Months Ended March 31, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$9,411,342	$8,411,716	$10,078,268	$5,814,059	$—	$33,715,385
Cost of revenue	3,706,063	5,584,089	8,061,877	4,057,069	—	21,409,098
Gross profit	5,705,279	2,827,627	2,016,391	1,756,990	—	12,306,287
General and administrative expenses	788,812	346,081	2,195,338	664,078	3,729,650	7,723,959
Gain (loss) on asset dispositions and impairments, net	29,976	—	(1,541)	—	—	28,435
Income (loss) from operations	4,946,443	2,481,546	(180,488)	1,092,912	(3,729,650)	4,610,763
Interest income	32,866	204,103	143,319	1	236,305	616,594
Interest expense	—	—	(1,528)	—	—	(1,528)
Income (loss) from affiliates	—	—	—	(34,004)	64,478	30,474
Other	28,308	14,933	36	74	—	43,351
Other income, net	61,174	219,036	141,827	(33,929)	300,783	688,891
Income (loss) before income taxes	5,007,617	2,700,582	(38,661)	1,058,983	(3,428,867)	5,299,654
Provision (benefit) for income taxes	—	—	(35,893)	246,010	—	210,117
Net income (loss) from continuing operations	5,007,617	2,700,582	(2,768)	812,973	(3,428,867)	5,089,537
Income from continuing operations attributable to non-controlling interests	—	165,427	—	—	—	165,427
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$5,007,617	$2,535,155	$(2,768)	$812,973	$(3,428,867)	4,924,110
Net loss from discontinued operations						(133,081)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$4,791,029

	Three Months Ended March 31, 2024
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$8,624,938	$8,342,094	$17,417,611	$5,304,747	$—	$39,689,390
Cost of revenue	3,551,344	5,565,258	12,668,939	4,025,826	—	25,811,367
Gross profit	5,073,594	2,776,836	4,748,672	1,278,921	—	13,878,023
General and administrative expenses	766,698	344,141	1,597,854	517,702	3,337,634	6,564,029
Income (loss) from operations	4,306,896	2,432,695	3,150,818	761,219	(3,337,634)	7,313,994
Interest income	56,593	204,319	73,204	1	25	334,142
Interest expense	(31,123)	—	(2,378)	—	—	(33,501)
Income from affiliate	—	—	—	—	77,566	77,566
Other	20,599	5,960	601	11,660	1,157	39,977
Other income, net	46,069	210,279	71,427	11,661	78,748	418,184
Income (loss) before income taxes	4,352,965	2,642,974	3,222,245	772,880	(3,258,886)	7,732,178
Provision (benefit) for income taxes	—	—	778,286	169,153	(325,743)	621,696
Net income (loss) from continuing operations	4,352,965	2,642,974	2,443,959	603,727	(2,933,143)	7,110,482
Income from continuing operations attributable to non-controlling interests	—	169,068	—	—	—	169,068
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$4,352,965	$2,473,906	$2,443,959	$603,727	$(2,933,143)	6,941,414
Net loss from discontinued operations						(467,066)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$6,474,348

The following table presents the company’s revenue disaggregated by revenue source.

	Three Months Ended March 31,
	2025	2024
Retail revenue	$9,411,342	$8,624,938
Bulk revenue	8,411,716	8,342,094
Services revenue	10,078,268	17,417,611
Manufacturing revenue	5,814,059	5,304,747
Total revenue	$33,715,385	$39,689,390

Services revenue consists of the following:

	Three Months Ended March 31,
	2025	2024
Construction revenue	$2,218,230	$9,203,662
Operations and maintenance revenue	7,725,298	7,099,354
Design and consulting revenue	134,740	1,114,595
Total services revenue	$10,078,268	$17,417,611

Annual General Meeting of Shareholders

The company has set May 27, 2025 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of March 28, 2025 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, May 13, 2025

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 6378486

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through May 20, 2025, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 6378486

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$107,852,232	$99,350,121
Accounts receivable, net	36,192,112	39,580,982
Inventory	7,156,002	8,960,350
Prepaid expenses and other current assets	4,173,867	5,153,984
Contract assets	9,517,668	4,470,243
Current assets of discontinued operations	169,707	272,485
Total current assets	165,061,588	157,788,165
Property, plant and equipment, net	53,543,342	52,432,282
Construction in progress	4,477,700	5,143,717
Inventory, noncurrent	5,487,970	5,338,961
Investment in affiliates	1,262,137	1,504,363
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,532,722	2,696,815
Operating lease right-of-use assets	3,050,106	3,190,985
Other assets	2,091,996	2,356,489
Total assets	$250,368,965	$243,313,181

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,618,600	$9,057,179
Accrued compensation	3,949,591	3,336,946
Dividends payable	1,788,293	1,780,841
Current maturities of operating leases	636,075	634,947
Current portion of long-term debt	97,612	126,318
Contract liabilities	12,401,797	9,126,654
Deferred revenue	146,816	365,879
Current liabilities of discontinued operations	235,057	509,745
Total current liabilities	28,873,841	24,938,509
Long-term debt, noncurrent	56,838	70,320
Deferred tax liabilities	—	210,893
Noncurrent operating leases	2,473,687	2,630,812
Other liabilities	153,000	153,000
Total liabilities	31,557,366	28,003,534
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 40,830 and 44,004 shares, respectively	24,498	26,402
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,916,685 and 15,846,345 shares, respectively	9,550,011	9,507,807
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	93,813,284	93,550,905
Retained earnings	109,909,427	106,875,581
Total Consolidated Water Co. Ltd. stockholders' equity	213,297,220	209,960,695
Non-controlling interests	5,514,379	5,348,952
Total equity	218,811,599	215,309,647
Total liabilities and equity	$250,368,965	$243,313,181

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Revenue	$33,715,385	$39,689,390
Cost of revenue	21,409,098	25,811,367
Gross profit	12,306,287	13,878,023
General and administrative expenses	7,723,959	6,564,029
Gain on asset dispositions and impairments, net	28,435	—
Income from operations	4,610,763	7,313,994

Other income (expense):
Interest income	616,594	334,142
Interest expense	(1,528)	(33,501)
Equity in the earnings of affiliates	30,474	77,566
Other	43,351	39,977
Other income, net	688,891	418,184
Income before income taxes	5,299,654	7,732,178
Provision for income taxes	210,117	621,696
Net income from continuing operations	5,089,537	7,110,482
Income from continuing operations attributable to non-controlling interests	165,427	169,068
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	4,924,110	6,941,414
Net loss from discontinued operations	(133,081)	(467,066)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$4,791,029	$6,474,348

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.31	$0.44
Discontinued operations	(0.01)	(0.03)
Basic earnings per share	$0.30	$0.41

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.31	$0.43
Discontinued operations	(0.01)	(0.03)
Diluted earnings per share	$0.30	$0.40

Dividends declared per common and redeemable preferred shares	$0.11	$0.095

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,915,867	15,828,929
Diluted earnings per share	16,041,847	15,984,548